Exhibit 99.1
PCTEL Board of Directors Authorizes Stock Buyback
Additional 500,000 Shares Approved
CHICAGO, May 16, 2007 (BUSINESS WIRE) — PCTEL, Inc. (NASDAQ:PCTI), a leader in wireless broadband solutions, announced today that its Board of Directors unanimously approved management’s proposal to buyback an additional 500,000 shares. Previously, the Board had approved three stock buyback programs for a total of 2,500,000 shares. All but 140,000 of those shares have been acquired.
“Stock buyback programs enable us to offset the shareholder dilution related to employee stock grants and stock options,” said Marty Singer, PCTEL’s Chairman and CEO. “They also reflect our confidence in the future value of the stock,” added Singer.
PCTEL buys back stock only in the middle month of each quarter provided that three days have elapsed since the last earnings release. Stock repurchases are suspended in the event of any pending material events. PCTEL executives may not sell stock during any buyback activity. Trading volume also limits the amount of stock that can be repurchased per day.
About PCTEL
PCTEL, Inc. (Nasdaq:PCTI), which is headquartered in Chicago, is a global leader in wireless broadband solutions. The company’s Broadband Technology Group (BTG) includes Antenna Products and RF Solutions. PCTEL’s BTG designs, distributes, and supports innovative antenna solutions for public safety applications, unlicensed and licensed wireless broadband, fleet management, network timing, and other GPS applications. Its portfolio of OEM receivers, receiver based products and interference management solutions are used to measure, monitor and optimize cellular networks. PCTEL’s Mobility Solutions’ software tools provide secure, access independent, remote connectivity to the Internet and IMS software for converged handsets.
The company’s products are sold or licensed to wireless carriers, wireless ISPs, distributors, system integrators, wireless test and measurement companies, wireless network equipment, handset manufacturers, and government agencies. PCTEL protects its technology with a strong intellectual property portfolio and broad cross-licensing agreements. For more information, please visit the company’s web site at: http://www.pctel.com.
PCTEL Safe Harbor Statement
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding PCTEL’s proposal to buyback an additional 500,000 shares are forward looking statements within the meaning of the safe harbor. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties which are detailed in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.
SOURCE: PCTEL, Inc.
PCTEL
John Schoen
CFO
(773) 243-3000
or
PCTEL
Jack Seller
Public Relations
(773) 243-3016
jack.seller@pctel.com
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